Exhibit 99.1

NEWS

The Sherwin-Williams Company •	101 W. Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2000

Sherwin-Williams Executive Chairman John Morikis to Retire; President and CEO Heidi Petz Elected Chair

CLEVELAND, November 14, 2024 – The Sherwin-Williams Company (NYSE: SHW) announced today that John G. Morikis will retire from his position as Executive Chairman effective as of the close of business on December 31, 2024, following a 40-year career with the Company. Mr. Morikis will remain a member of the Sherwin-Williams Board of Directors until his retirement from the Board at the end of his current term at the 2025 Annual Meeting of Shareholders in April 2025. The Board has elected Heidi G. Petz to assume the additional role of Chair of the Board effective January 1, 2025. Ms. Petz has served as Sherwin-Williams President and Chief Executive Officer since January 1, 2024.

“My deep and sincere thanks go to John for his exceptional leadership, dedication and vision over his distinguished career with Sherwin-Williams,” commented Ms. Petz. “John’s passion for driving the success of our customers and our employees resulted in strong and sustained performance by our Company throughout his tenure. He leaves us with a tremendous foundation upon which we can continue to build profitable growth for years to come. We wish him all the best in his well-deserved retirement.”

Ms. Petz joined Sherwin-Williams with the acquisition of The Valspar Corporation in 2017. Since joining the Company, she has held positions of increasing responsibility, including President of the Consumer Brands Group, President of The Americas Group and, prior to her current role, President and Chief Operating Officer. Prior to joining Sherwin-Williams and Valspar, Ms. Petz held various leadership roles with Newell Rubbermaid, Target Corporation and PricewaterhouseCoopers.

“This announcement is the result of a defined and thoughtful leadership transition process for the Company and the Board,” said Jeff M. Fettig, Sherwin-Williams Lead Director. “The Board believes this leadership structure, with Heidi serving as both CEO and Chair, is the most efficient and effective model for the Company as it provides unified leadership and focus. Heidi’s broad business experience, including her successful career in various key corporate and business unit leadership positions with the Company, makes her well suited for this role.

On behalf of the Board of Directors, our shareholders, customers, employees and other stakeholders, I thank John for his four decades of extraordinary service to Sherwin-Williams. His decisive leadership and strategic direction drove consistently strong results for the Company. John leaves us positioned exceedingly well for the future, and we wish him a happy and healthy retirement.”

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

INVESTOR RELATIONS CONTACTS:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

investor.relations@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

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